EXHIBIT 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

CONTACT:

David Morris	Jim Storey	Ashley Freer
Chief Financial Officer	Investor Relations	Media Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 221-2668	(770) 612-7169	(770) 221-2515
For Immediate Release
BLUELINX APPOINTS RICHARD GRANT TO BOARD OF DIRECTORS
ATLANTA — December 15, 2005 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today announced the appointment of Richard S. Grant to its board of directors. Mr. Grant will also serve on the Company’s audit committee, filling the position on the committee vacated by Stephen E. Macadam when he was appointed as the Company’s chief executive officer in October.
Mr. Grant, age 59, most recently served as the chief executive officer of BOC Process Gas Solutions (NYSE: BOX) from 1998 to 2002. He currently serves as lead director of Compass Minerals International Inc. (NYSE: CMP) and as a member of its corporate governance and audit committees.
“Speaking for the entire board, we are very pleased to be able to recruit a person of Dick’s talents and character to our board,” said Jeff Fenton, chairman of the board. “His experience will be of substantial assistance to us as we continue to execute on our strategy of creating value in the building products supply chain and achieving market share gains over time.”
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,600 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service more than 11,700 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 65 warehouses. Additional information about BlueLinx can be found on its web site at http://www.BlueLinxCo.com
The BlueLinx Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=2091